UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 4, 2010

CITIZENS & NORTHERN CORPORATION
(Exact name of registrant as specified in its charter)

PENNSYLVANIA
(State or other jurisdiction of incorporation)

000-16084	23-2451943
(Commission file number)	(IRS employer ID)

90-92 Main Street, Wellsboro Pennsylvania	16901
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code - (570) 724-3411

N/A
(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On January 16, 2009, Citizens & Northern Corporation (the “Company”) entered into a Letter Agreement (the “Purchase Agreement”) with the United States Department of the Treasury (“Treasury”) pursuant to which the Company issued and sold to Treasury; (i) 26,440 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), having a liquidation amount per share equal to $1,000, for a total price of $26,440,000 (ii) and a warrant (the “Warrant”) to purchase 194,794 shares of the Company’s common stock (the “Common Stock”), at an exercise price of $20.36.

On August 4, 2010, the Company redeemed the Series A Preferred Stock and returned to the Treasury a total of $26,730,105.56, which includes the original investment amount of $26,440,000 plus accrued but unpaid dividends of $290,105.56.  The return of the investment had the effect of terminating the Company’s continuing obligations under the Purchase Agreement, which agreement is now terminated.  The Repurchase Document, dated August 4, 2010, for the redemption of the Series A Preferred Stock, is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

The Company expects to notify the Treasury of its intent to repurchase the outstanding Warrant for 194,794 shares of its Common Stock.

Item 9.01.	Financial Statements and Exhibits.

(a)           Not Applicable.

(b)           Not Applicable.

(c)           Not Applicable

(d)           Exhibits.

Exhibit No.	Description

10.1	Repurchase Document, dated August 4, 2010, between the United States Department of the Treasury and Citizens & Northern Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Citizens & Northern Corporation

Date: August 4, 2010	By:	/s/ Mark A. Hughes
Mark A. Hughes, Treasurer and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Repurchase Document, dated August 4, 2010, between the United States Department of the Treasury and Citizens & Northern Corporation.